UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 5, 2013
Date of Report (Date of earliest event reported)

EPIQ Systems, Inc.
(Exact name of registrant as specified in its charter)

Missouri	000-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Kansas Avenue, Kansas City, Kansas 66105
(Address of principal executive offices)

(913) 621-9500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 5, 2013, the board of directors of Epiq Systems, Inc. ("Epiq") declared a cash dividend of $0.09 per share of outstanding common stock. The dividend will be payable on December 9, 2013, to shareholders of record at the close of business on November 1, 2013.

On September 5, 2013, Epiq also issued a press release announcing the board of directors' declaration of the cash dividend and the reactivation of its previously existing, but uncompleted, share repurchase program. On June 1, 2012, Epiq's Board of Directors authorized up to $35 million in share repurchases through December 31, 2013. Through June 30, 2013, approximately $31.7 million remained outstanding on the share buyback authorization. The company recently reactivated the share repurchase program and depending on market conditions, will proceed from time to time to repurchase shares at prevailing market prices through the open market, in block trades or in privately negotiated purchases. The timing, manner, price and amount of any share repurchases will be determined by Epiq in its discretion. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K and in the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any registration statement or other filing with the Securities and Exchange Commission made by Epiq under the Securities Act of 1933, as amended, or the Exchange Act, whether filed or made before or after the date hereof, except as otherwise expressly stated by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) The following item is furnished as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release, dated September 5, 2013, announcing the declaration of a cash dividend and reactivation of share repurchase program.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ Systems, Inc.
Date: September 5, 2013	By:	/s/ TOM W. OLOFSON
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director